As filed with the Securities and Exchange Commission on September 22, 2003.

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	59-1212264 (I.R.S. Employer Identification No.)

5800 Park of Commerce Boulevard, N.W.
Boca Raton, FL 33487
(Address of Principal Executive Offices, Including Zip Code)

Nabi 2000 Employee Stock Purchase Plan
(Full Title of the Plan)

Thomas H. McLain	Copies to:
Nabi Biopharmaceuticals 5800 Park of Commerce Boulevard, N.W. Boca Raton, FL 33487 (561) 989-5800 (Name, Address, and Telephone Number, Including Area Code, of Agent for Service)	James E. Dawson, Esq. Kevin T. Sheehan, Esq. Nutter, McClennen & Fish, LLP 155 Seaport Boulevard Boston, MA 02210-2604 (617) 439-2000

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price per	Aggregate Offering	Amount of
Registered	Registered (1)	Share	Price	Registration Fee

Common Stock, par value $.10 per share	500,000 shares	$8.775 (2)	$4,387,500 (2)	$354.95

(1)	This registration statement covers up to 500,000 shares of Common Stock that may be issued under the Nabi 2000 Employee Stock Purchase Plan. This registration statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of the Common Stock as reported on the Nasdaq National Market on September 15, 2003.

REGISTRATION OF ADDITIONAL SECURITIES

     On February 13, 2003, the board of directors of Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), amended the Company’s 2000 Employee Stock Purchase Plan (the “Plan”), subject to the approval of the stockholders of the Company, to increase the number of shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), available for purchase under the Plan from 500,000 to 1,000,000. On May 16, 2003, the stockholders of the Company approved the amendment. The Company is filing this registration statement to register the issuance of up to 500,000 additional shares of Common Stock that may be issued under the Plan as a result of the amendment. Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 8, 2000 (File No. 333-38864) are incorporated by reference into this registration statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on September 22, 2003.

NABI BIOPHARMACEUTICALS

By: /s/ Thomas H. McLain Thomas H. McLain Chief Executive Officer and President

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. McLain, Constantine Alexander, and James E. Dawson, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas H. McLain Thomas H. McLain	Chief Executive Officer,President, and Director	September 22, 2003

/s/ Mark L. Smith Mark L. Smith	Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer	September 22, 2003

/s/ David J. Gury David J. Gury	Chairman of the Board	September 22, 2003

/s/ David L. Castaldi David L. Castaldi	Director	September 22, 2003

/s/ Geoffrey F. Cox, Ph.D. Geoffrey F. Cox, Ph.D.	Director	September 22, 2003

/s/ George W. Ebright George W. Ebright	Director	September 22, 2003

/s/ Richard A. Harvey, Jr. Richard A. Harvey, Jr.	Director	September 22, 2003

/s/ Linda Jenckes Linda Jenckes	Director	September 22, 2003

/s/ Stephen G. Sudovar Stephen G. Sudovar	Director	September 22, 2003

EXHIBIT INDEX

Exhibit No.	Document

Exhibit 4.1	Common Stock Certificate (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on August 21, 1997).

Exhibit 4.2	Rights Agreement dated August 1, 1997, between the Company and Registrar and Transfer Company, as amended (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

Exhibit 4.3	Agreement of Substitution and Amendment of Rights Agreement dated July 1, 2002, among the Company, Registrar and Transfer Company, and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 28, 2002).

Exhibit 5	Opinion of Nutter, McClennen & Fish, LLP.

Exhibit 23.1	Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5).

Exhibit 23.2	Consent of Ernst & Young LLP, independent certified public accountants.

Exhibit 24	Power of Attorney (included on signature page).

Exhibit 99	Nabi 2000 Employee Stock Purchase Plan, as amended.